Exhibit 10.21

+ 49 89 8565 2600 tel.
+ 49 89 8565 2610 fax
www.gpc-biotech.com

GPC Biotech AG
Postfach 1455 82143 Planegg Germany Fraunhoferstrasse 20 82152 Martinsried/Munich Germany

ADDENDUM TO SERVICE AGREEMENT

The Service Agreement of November 16, 2001 between GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried/Planegg (hereinafter “Company”) and Dr. Elmar Maier, Starnberger Strasse 101b, 82069 Hohenschäftlarn (hereinafter “Management Board Member”) is hereby amended with immediate effect pursuant to § 15, Para. 1.

The Addendum to Service Agreement of 9/10/2002 is hereby rescinded and replaced by the following § 12 of the Service Agreement:

§ 12

Change of Control

1.	In the event of a “change of control” (as defined below), all stock options, convertible bonds, phantom stock, and all other rights that carry an entitlement to acquire stock in the Company that have been issued to the Management Board Member up to that time shall vest (“accelerated vesting”) as soon as one shareholder or group of shareholders has acquired the majority of the voting rights in the Company, and by no later than the time at which said acquisition has been reported to the Federal Office for Financial Services Supervision (BaFin). In the event of a merger with other companies, the aforementioned rights vest when the merger is recorded in the Commercial Register. Moreover, the Company shall not avail itself of any of the termination rights provided in the terms of the aforementioned stock options, convertible bonds, or phantom stocks for a period of at least 5 years following a “change of control” or until maturity.

The other obligations of the Company toward the Management Board Member arising from the present Agreement remain unaffected by such a takeover. The other terms of the stock options, convertible bonds, phantom stock, and all other rights that carry an entitlement to acquire stock in the Company remain in force unchanged.

GPC Biotech AG	Management Board:
Munich District Court HRB 119 555	Prof. Dr. Bernd Seizinger (CEO)
VAT ID No.: DE 190 457 435	Dr. Elmar Maier
Dr. Sebastian Meier-Ewert
Deutsche Bank AG, Munich (Code 700 700 10), Acct. No. 199 01 18	Dr. Mirko Scherer
Dresdner Bank AG, Munich (Code 700 800 00), Acct. No. 300 906 300
HypoVereinsbank AG, Munich (Code 700 202 70), Acct. No. 272 66 45	Chairman of the Supervisory Board
Dr. Jürgen Drews

2.	Should the Company terminate the Service Agreement for any reason other than cause pursuant to § 13, Para. 1 of the Service Agreement within eighteen (18) months following the “change of control,” or should the Management Board Member terminate the Service Agreement within that same period for one or more of the following reasons:

a)	reduction in the annual salary and/or in the envisaged bonus;

b)	loss of the position of chief business development officer or assignment of unreasonable responsibilities (“material diminution”); or

c)	change of the Management Board Member’s place of work to a new location that is more than 50 km from his place of work at the time of the “change of control” (currently Fraunhoferstr. 20, 82152 Martinsried/Planegg);

then a one-time payment shall be due to the Management Board Member within 30 days, beginning with the last day of the Service Agreement. This payment shall amount to 175% (one hundred seventy-five percent) of the total of

a)	one annual salary at the time of the “change of control” or at a later time if the annual salary is increased; and

b)	the average of the two annual bonuses last received prior to the date of the “change of control.” If the Management Board Member has not received two annual bonuses, the last annual bonus payment is used as the basis for calculation.

This payment can be foregone if the Company and the Management Board Member agree to a higher settlement.

3.	“Change of control” is defined here as: a) the takeover, exchange, or other transfer of more than 50% of the outstanding voting rights in the Company (in one or more steps) to a single shareholder or group of shareholders, or b) the merger of the Company with other companies (e.g., as part of a “merger” or “reverse merger”), in which the Company holds less than 50% of the outstanding voting rights in the new company.

Martinsried/Planegg, 5/1/2003

Management Board Member	GPC Biotech AG

/s/ Dr. Elmar Maier	/s/ Prof. Jürgen Drews
Dr. Elmar Maier	Prof. Dr. Jürgen Drews Chairman of the Supervisory Board